FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-259741-02

NEW ISSUE CMBS: $615.141mm Morgan Stanley Capital I Trust 2022-L8

CO-LEAD MANAGERS & BOOKRUNNERS: Morgan Stanley and BMO Capital Markets

CO-MANAGERS: AmeriVet Securities and Bancroft Capital, LLC

PUBLICLY OFFERED CERTIFICATES

		AVAILABLE			PRIN	NOI
CLASS	Fitch/KBRA/S&P	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%	Spread	Coupon	Yield	Price
A-1	AAAsf/AAA(sf)/AAA(sf)	$8.724	2.64	30.000%	1-56	16.4%	36.5%	P+80	3.1720	3.1438	99.9985
A-2	AAAsf/AAA(sf)/AAA(sf)	$28.761	4.69	30.000%	56-56	16.4%	36.5%	P+115	3.7954	3.5073	101.4392
A-3	AAAsf/AAA(sf)/AAA(sf)	$19.174	6.77	30.000%	81-81	16.4%	36.5%	P+133	3.6440	3.6481	99.9984
A-SB	AAAsf/AAA(sf)/AAA(sf)	$15.722	7.37	30.000%	56-117	16.4%	36.5%	P+132	3.7954	3.6302	101.5564
A-4*	AAAsf/AAA(sf)/AAA(sf)	$160.000	9.80	30.000%	117-118	16.4%	36.5%	P+133	3.7250	3.6139	100.9945
A-5*	AAAsf/AAA(sf)/AAA(sf)	$227.578	9.93	30.000%	118-119	16.4%	36.5%	P+135	3.7954	3.6322	102.1179
A-S	AAAsf/AAA(sf)/AA(sf)	$75.565	9.94	18.500%	119-119	14.1%	42.5%	P+165	3.7954	3.9320	99.6582
B	AA-sf/AA(sf)/NR	$27.104	9.94	14.375%	119-119	13.4%	44.6%	P+185	3.7954	4.1320	98.0552
C	A-sf/A-(sf)/NR	$27.105	9.94	10.250%	119-119	12.8%	46.8%	P+225	3.7954	4.5320	94.9399

POOL BALANCE	$685,394,176
NUMBER OF LOANS/PROPERTIES	39 / 125
WA MORTGAGE INT. RATE	3.8194%
WA CUT-OFF LTV	52.10%
WA UW NCF DSCR	2.79x
WA UW NOI DEBT YLD	11.5%
WA ORIG TERM TO MATURITY	116
WA ORIG AMORTIZING TERM	358
TEN LARGEST LOANS	60.1%
LOAN SELLERS	MSMCH (37.3%), SMC (35.3%), BMO (16.9%), AREF (7.0%), MSMCH & BMO (3.5%)
TOP 5 STATES	NY (31.5%), CA (11.5%), MI (10.0%), DC (9.9%), MA (6.1%)
TOP 5 PROPERTY TYPES	OF (38.1%), RT (29.8%), MF (11.5%), HO (6.9%), IN (5.1%)

RISK RETENTION Eligible vertical interest and eligible horizontal residual interest ("L-Shaped")

MASTER SERVICER	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER	LNR Partners, LLC
TRUSTEE	Wilmington Trust, National Association
CERT ADMIN	Computershare Trust Company, National Association
TRUST ADVISOR	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP	LNR Securities Holdings, LLC or an affiliate thereof

EXPECTED SETTLEMENT	On or about April 7, 2022

ATTACHED	PRELIMINARY PROSPECTUS, TERM SHEET, ANNEX A-1

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-259741) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

**** IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT. AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY. ****

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED.  IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT.  AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY. ****

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED.  SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

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